EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareholders and Board of Directors of The RBB Fund, Inc.

In planning and performing our audit of the financial statements and financial highlights of The RBB Fund, Inc. (the "Fund"), consisting of the Money Market, Municipal Money Market, Government Obligations Money Market, n/i numeric investors Micro Cap, n/i numeric investors Growth, n/i numeric investors Mid Cap, n/i numeric investors Small Cap Value, Boston Partners Large Cap Value, Boston Partners Mid Cap Value, Boston Partners Small Cap Value II, Boston Partners Long Short Equity, Boston Partners Bond, Schneider Small Cap Value, and Bogle Investment Management Small Cap Growth Portfolios (collectively, the "Fund") for the year ended August 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the
expected benefits and related costs of controls.   Generally,
controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including control over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2000.

This report is intended solely for the information and use of management, the Board of Directors of The RBB Fund, Inc., and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
October 20, 2000




EXHIBIT B:
SUB-ITEM 77C:
  Submission of matters to a vote of security holders.

(c)	A Special Meeting of Shareholders (the "Meeting") of the
n/i numeric investors Larger Cap Value Fund (the
"Portfolio") of The RBB Fund, Inc. (the "Fund") was called to order at 10:00 a.m. on May 15, 2000, in the Fund's offices located at the Bellevue Park Corporate Center, 400 Bellevue Parkway, 3rd Floor Conference Room, Wilmington, Delaware 19809, pursuant to notice given to all shareholders of record on April 3, 2000.

	The Chairman stated that the first and only order of business was the approval or disapproval by the Portfolio's shareholders of the proposal to liquidate and terminate the Portfolio.

	RESOLVED, that the liquidation and termination of the n/i numeric investors Larger Cap Value Fund as set forth in a Plan of Liquidation and Termination adopted by the Board of Directors of the Fund, including an amendment to the Fund's Articles of Incorporation to cancel the outstanding shares of the Portfolio be, and hereby is, approved.

The results of the voting:


                              FOR           AGAINST       ABSTAIN
n/i numeric investor
 Larger Cap Value Fund     70,662.219       407.453       2,558.030

The proposal received the requisite votes for its approval.